EXHIBIT 2.2
EXECUTION COPY
ASSET PURCHASE AGREEMENT
Dated as of June 11, 2007
Between
CHURCHILL DOWNS INCORPORATED,
AS THE PARENT NAMED HEREIN
CDTIC ACQUISITION, LLC,
AS THE BUYER NAMED HEREIN
AMERICATAB, LTD. AND CHARLES J. RUMA,
AS THE SELLER NAMED HEREIN
HEARTLAND JOCKEY CLUB, LTD. AND RIVER DOWNS INVESTMENT CO., LTD.,
AS THE SELLING PARTIES NAMED HEREIN
and
CHARLES J. RUMA,
AS THE SELLER REPRESENTATIVE NAMED HEREIN

i

ii

iii

ASSET PURCHASE AGREEMENT
          ASSET PURCHASE AGREEMENT, (“Agreement”), dated as of June 11, 2007, between Churchill Downs Incorporated, a Kentucky corporation (“Parent”), CDTIC Acquisition, LLC, a Delaware limited liability company (“Buyer”), AmericaTab, Ltd., an Ohio limited liability company (“AmericaTab” or the “Selling Company”), Charles J. Ruma (and collectively with the Selling Company, “Seller”), Heartland Jockey Club, Ltd., an Ohio limited liability company (“Heartland”), and River Downs Investment Co., Ltd., a California limited partnership (“River Downs”) (Heartland and River Downs, collectively, the “Selling Parties”), and Charles J. Ruma, as the “Seller Representative” hereunder.
          WHEREAS, Seller is engaged in the business of (a) providing licensing, racing content, information and technological and other back office support services to customers and businesses engaged in the business of advance deposit wagering, and (b) maintaining and operating an internet and telephone-based business, including through the Websites, that provides content, information, services and advance deposit wagering to consumers, including any products or business ventures or developments related to Instant Racing (the “Business”);
          WHEREAS, the Selling Company and OhioTab shall consummate the Merger (as defined below) prior to the Closing;
          WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on a going concern basis, substantially all of the assets, properties and business of the Selling Company, all on the terms and subject to the conditions set forth herein; and
          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATIONS
          1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.
          “Accounting Firm” has the meaning specified in Section 3.5(c).
          “Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly through one or more intermediaries Controls, is Controlled by or is under Common Control with such Person.
          “After-Tax Basis” means, with respect to any amount which is to be paid hereunder on an “After-Tax Basis,” an amount which, after subtraction of the amount of all federal, state and non-U.S. Taxes payable by the recipient thereof as a result of the receipt or accrual of such payment, and after taking into account (i) the increase in federal, state and non-U.S. Taxes (including estimated Taxes) payable by such recipient for all affected Taxable years as a result of the event or occurrence giving rise to such payment (the “Indemnified Event”), and (ii) the reduction in federal, state and non-U.S. Taxes (including estimated Taxes) payable by the recipient for all Taxable years ending on or before the end of the Taxable year in which such payment is made, shall be sufficient as of the date of payment to compensate the recipient for such Indemnified Event.
          “Allocation Schedule” has the meaning set forth in Section 3.4(a).
          “Assumed Liabilities” has the meaning specified in Section 2.3.
          “Assigned Agreements” has the meaning set forth in Section 2.1(j).
          “Balance Sheets” means the unaudited balance sheets of the Selling Company and OhioTab as of December 31, 2006, which are included in Schedule 5.4.
          “Balance Sheet Date” means December 31, 2006.
          “Business” has the meaning specified in the first recital of this Agreement.
          “Buyer” has the meaning specified in the first paragraph of this Agreement.
          “Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer or Parent under this Agreement or in connection herewith.
          “Buyer Group Member” means (i) Buyer, Parent and their respective Affiliates, (ii) the directors, officers and employees of each of Buyer, Parent and their respective Affiliates and (iii) the respective successors and assigns of each of the foregoing.
          “Claim Notice” has the meaning specified in Section 9.3(a).
          “Closing” means the closing of the transfer of the Purchased Assets from Seller to Buyer.
          “Closing Date” has the meaning specified in Section 4.1.
          “Code” means the Internal Revenue Code of 1986.
          “Confidentiality Agreement” means the Confidentiality Agreement dated January 31, 2007 between Parent and Seller.
          “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under Common Control with” and “Controlling” shall have correlative meanings.
          “Copyrights” means United States and non-U.S. copyrights and mask works (as defined in 17 U.S.C. §901), whether registered or unregistered, and pending applications to register the same.

          “Court Order” means any judgment, order, award or decree of any United States federal, state or local, or any supra-national or non-U.S., court or tribunal and any award in any arbitration proceeding.
          “Customer Deposits” has the meaning specified in Section 2.1(m).
          “Earn-Out Amount” has the meaning specified in Section 3.5(a).
          “Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.
          “Environmental Law” means all Requirements of Laws derived from or relating to all non-U.S., federal, state and local laws or regulations relating to or addressing the environment, health or safety.
          “ERISA” means the Employee Retirement Income Security Act of 1974.
          “Escrow Agreement” means the Escrow Agreement among the Seller Representative, Buyer and the Escrow Agent in the form of Exhibit B.
          “Excluded Assets” has the meaning specified in Section 2.2.
          “Excluded Liabilities” has the meaning specified in Section 2.4.
          “Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).
          “Governmental Body” means any United States federal, state or local, or any supra-national or non-U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body.
          “Governmental Permits” has the meaning specified in Section 5.9(a).
          “Handle” means the gross amount of wagering less refunds on live pari-mutuel horseracing or Instant Racing placed by an existing or future domestic customer of the Business through the telephone or one of the Websites, twinspires.com, or any other website now or hereafter owned or operated by Buyer or its Affiliates (excluding any rebate platform that Buyer may create or in which Buyer may invest).
          “Handle Measurement Period” has the meaning specified in Section 3.5(b)(i).

          “Handle Records” has the meaning specified in Section 3.5(c).
          “Handle Statement” has the meaning specified in Section 3.5(c).
          “Heartland Business” has the meaning specified in Section 8.2.
          “Indemnified Party” has the meaning specified in Section 9.3(a).
          “Indemnitor” has the meaning specified in Section 9.3(a).
          “Initial Purchase Price” has the meaning specified in Section 3.1.
          “Instant Racing” means pari-mutuel based instant racing and wagering systems in which wagers are placed on the outcome of previously run events.
          “Instrument of Assignment” means the Instrument of Assignment in the form of Exhibit C.
          “Instrument of Assumption” means the Instrument of Assumption in the form of Exhibit D.
          “Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.
          “IRS” means the Internal Revenue Service.
          “Knowledge of Seller” and “Knowledge of the Selling Company” means the actual knowledge, after due inquiry, of the Seller Representative.
          “Leased Real Property” has the meaning specified in Section 5.10(b).
          “Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges, including any diminution of value of the Business.
          “Maximum Handle Target” has the meaning specified in Section 3.5(b)(ii).
          “Merger” means the merger of OhioTab and Net Bet, Ltd., an Ohio limited liability company, with and into AmericaTab prior to the Closing.
          “Minimum Handle Target” has the meaning specified in Section 3.5(b)(i).
          “Notice of Disagreement” has the meaning specified in Section 3.5(c).
          “OhioTab” means OhioTab, Ltd., an Ohio limited liability company.
          “Owned Software” has the meaning specified in Section 5.12(g).
          “Parent” has the meaning specified in the first paragraph of this Agreement.

          “Patent Rights” means United States and non-U.S. patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.
          “Pension Plan” means any pension plan, as defined in Section 3(2) of ERISA.
          “Permitted Encumbrances” means (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable; (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of business for sums not yet due and payable, (iii) other liens or imperfections on property which do not adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such lien or imperfection, and (iv) as otherwise approved by Buyer.
          “Person” means any individual, corporation, partnership, limited partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.
          “Plan” means (i) any Pension Plan, Welfare Plan, deferred compensation, incentive, bonus, severance, stock option, equity incentive and any other employee benefit plan, program, policy or arrangement of any kind and (ii) any employment, retention, severance, change in control or other contract, agreement or arrangement for the benefit of any current or former officer, director, employee or consultant.
          “Purchase Price” has the meaning specified in Section 3.1.
          “Purchased Assets” has the meaning specified in Section 2.1.
          “Requirements of Laws” means any United States federal, state and local, and any non-U.S., laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to gaming, electrical, building, zoning, environmental and occupational safety and health requirements) or common law.
          “Seller” has the meaning specified in the first paragraph of this Agreement.
          “Seller Agreements” has the meaning specified in Section 5.18.
          “Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.
          “Seller Group Member” means (i) Seller, the Selling Parties, the Seller Representative and their respective Affiliates, (ii) the directors, officers and employees of each of Seller and its Affiliates and (iii) the respective successors and assigns of each of the foregoing.
          “Seller Plan” has the meaning specified in Section 5.15(a).

          “Seller Property” means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by Seller or OhioTab and used in the Business.
          “Seller Representative” means Charles J. Ruma.
          “Selling Company” has the meaning specified in the first paragraph of this Agreement.
          “Software” means computer software programs and software systems, including databases, compilations, tool sets, compilers, higher level or “proprietary” languages and related documentation and materials, whether in source code, object code or human readable form.
          “Straddle Period” means any Taxable year or period beginning on or before and ending after the Closing Date.
          “Subsidiary” has the meaning specified in Section 5.2.
          “Tax” (and, with correlative meaning, “Taxable”) means: (i) any net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Code Section 59A) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Taxsharing, Tax indemnity or similar arrangement.
          “Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
          “Temporary Service Agreement” means the Temporary Service Agreement in the form of Exhibit E.
          “Third Person Claim” has the meaning specified in Section 9.3(a).
          “Trademarks” means United States, state and non-U.S. trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing.
          “Trade Secrets” means trade secrets and confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

          “Transition Services Agreement” means the Transition Services Agreement in the form of Exhibit F.
          “Websites” means the internet-based websites operated by the Business as set forth on Schedule II.
          “Welfare Plan” means any welfare plan, as defined in Section 3(1) of ERISA.
          1.2. Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations and rules promulgated thereunder. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
ARTICLE II
PURCHASE AND SALE
          2.1. Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from the Seller, on a going concern basis, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the business and operations of Seller related to the Business and all of the assets and properties of Seller of every kind and description, wherever located, real, personal or mixed, tangible or intangible, used in the conduct of the Business as the same shall exist on the Closing Date (herein collectively called the “Purchased Assets”), including all right, title and interest of Seller in, to and under:
          (a) all of the assets reflected on the Balance Sheet, except those disposed of or converted into cash after the Balance Sheet Date in the ordinary course of business;
          (b) all supplies and other materials included in the inventory of Seller;
          (c) the Governmental Permits listed in Schedule 5.9;
          (d) the machinery, equipment, vehicles, furniture and other personal property listed or referred to in Schedule 5.11(A);

          (e) the personal property leases listed in Schedule 5.11(B);
          (f) the Copyrights, Patent Rights and Trademarks (and all goodwill associated therewith) listed in Schedule 5.12(A);
          (g) the Websites (and their respective domain names) and all Trade Secrets and other proprietary or confidential information used in or relating to the Business;
          (h) the Software listed in Schedule 5.12(B);
          (i) the agreements, contracts, licenses, sublicenses, assignments and indemnities listed in Schedule 5.12(C);
          (j) the contracts, agreements or understandings listed or described in Schedule 5.17 as “Assigned Agreements”;
          (k) all of Seller’s rights, claims or causes of action against third parties relating to the assets, properties, business or operations of Seller and arising out of transactions occurring prior to the Closing Date;
          (l) all books and records (including all data and other information stored on discs, tapes or other media) of Seller and the subsidiaries relating to the assets, properties, business and operations of the Business, including sales, advertising and marketing materials and customer lists;
          (m) all rights with respect to customer deposits of the Business remaining after settlement of all accounts relating to wagering prior to or on the Closing Date (the “Customer Deposits”); and
          (n) all telephone, telex and telephone facsimile numbers and other directory listings utilized by Seller primarily in connection with the Business.
          2.2. Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following (herein referred to as the “Excluded Assets”):
          (a) any cash, bank and credit card company deposits, other than the Customer Deposits, and cash equivalents;
          (b) Seller’s rights, claims or causes of action against third parties relating to the assets, properties, business or operations of Seller with respect to the Business which might arise in connection with the discharge by Seller of the Excluded Liabilities;
          (c) all contracts of insurance;
          (d) all assets related to any Seller Plan;
          (e) all corporate minute books, shareholder ledgers and the like of the Selling Company and any Subsidiary;

          (f) all refunds of any Tax for which Seller is liable pursuant to Section 8.4;
          (g) all assets and properties specifically required to accept wagers or customer deposits solely within those states set forth on Schedule I;
          (h) those assets solely related to the Heartland Business and certain excluded contracts or other assets, in each case as set forth on Schedule 2.2; and
          (h) the real estate leases listed or described in Schedule 5.10(B).
          2.3. Assumed Liabilities. On the Closing Date, Buyer shall deliver to Seller the Instrument of Assumption pursuant to which Buyer shall assume and agree to discharge the following obligations and liabilities of Seller in accordance with their respective terms and subject to the respective conditions thereof:
          (a) all liabilities and obligations arising after the Closing Date under (i) the Seller Agreements, (ii) the leases, contracts and other agreements with respect to the Business not required by the terms of Section 5.17 to be listed in a Schedule to this Agreement, and (iii) the Assigned Agreements, except in each case, to the extent such liabilities and obligations, but for a breach or default by the Selling Company, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default; and
          (b) all liabilities in respect of Taxes for which Buyer is liable pursuant to Section 8.4.
All of the foregoing liabilities and obligations to be assumed by Buyer hereunder (excluding any Excluded Liabilities) are referred to herein as the “Assumed Liabilities.”
          2.4. Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Seller, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer pursuant to the Instrument of Assumption (all such liabilities and obligations not being assumed being herein called the “Excluded Liabilities”) and, notwithstanding anything to the contrary in Section 2.3, none of the following shall be Assumed Liabilities for purposes of this Agreement:
          (a) any liabilities in respect of Taxes for which Seller is liable pursuant to Section 8.4;
          (b) any payables and other liabilities or obligations of any Seller to any other Seller or any Seller’s Affiliates;
          (c) any costs and expenses incurred by Seller incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;
          (d) any liabilities or obligations in respect of any Subsidiary, Affiliate or the Excluded Assets;

          (e) any liabilities or obligations with respect to Seller’s officers, directors, employees or consultants, including (i) any liabilities with respect to any Seller Plan, (ii) for severance or dismissal pay or otherwise in connection with any unlawful termination of employment by Seller, (iii) for accrued vacation or sick time, (iv) for or relating to unemployment insurance, or (v) as set forth in Section 8.5;
          (f) any liabilities in respect of the lawsuits, claims, suits, proceedings or investigations set forth or based upon the matters described in Schedule 5.19(A);
          (g) any liabilities and obligations related to, or arising from (i) the occupancy, operation, use or control of any of the Seller Property prior to the Closing Date or (ii) the operation of the Business prior to the Closing Date, in each case incurred or imposed by any Environmental Law, including liabilities and obligations related to, or arising from, any Release of any Contaminant on, at or from (A) the Seller Property, including all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder, or any conditions whatsoever on, under or in the vicinity of such real property or (B) any real property or facility owned by a third Person to which Contaminants generated by the Business were sent prior to the Closing Date; or
          (h) any liabilities or obligations of Seller related to the violation of any Requirements of Law or Governmental Permits.
ARTICLE III
PURCHASE PRICE
          3.1. Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”) shall be equal to:
          (i) $35,300,000 (the “Initial Purchase Price”), plus
          (ii) the Earn-Out Amount, if any.
          3.2. Prorations.
          (a) Prepayments. All prepayments for services, utilities and other charges and all expenses paid or payable with respect to the Business shall be adjusted as of the Closing Date and shall be allocated to Buyer or Seller, as the case may be, so that all such prepayments and expenses applicable to the period ending on the Closing Date shall be for the account of Seller and all such prepayments and expenses for the period after the Closing Date shall be for the account of Buyer. Utility charges which are not metered and read on the Closing Date shall be estimated based upon prior charges. If it is impracticable as of the Closing Date to determine some or all of the prorations under this Agreement, any unsettled prorations shall be settled between Buyer and Seller as soon as the applicable information becomes known and the appropriate amounts shall be due and payable ten (10) days after both parties have sufficient information to make the proper prorations.

          (b) Services. Seller shall, and Seller shall ensure that its agents, work cooperatively with Buyer to ensure that there is no lapse in services and to permit Buyer to make necessary deposits to ensure continuity of services.
          (c) Time Period. All amounts owing from one party to the other party that require adjustment after the Closing shall be settled within sixty (60) days after the Closing or in the event the information for such adjustment is not available within the sixty (60)-day period, then as soon thereafter practicable. If the parties are unable to resolve any adjustments or prorations pursuant to this Section 3.2 within said period, then Buyer and the Seller Representative shall submit any disagreements to the Accounting Firm and such firm shall be directed by the Buyer and the Seller Representative to resolve said disagreements. The parties hereto shall make available to Buyer, the Seller Representative and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request in order comply with the terms of this Section 3.2. The fees and expenses of the Accounting Firm hereunder shall be paid 50% by Buyer and 50% by Seller.
          3.3. Reserved.
          3.4. Allocation of Purchase Price.
          (a) As contemplated by Section 1060 of the Code and the regulations thereunder, the Initial Purchase Price (including, for purposes of this Section 3.4, any other consideration paid to Seller including the Assumed Liabilities), shall be allocated among the Purchased Assets and the covenants granted pursuant to Section 8.2 (the “Allocation Schedule”). Within thirty (30) days following the Closing, Buyer and the Seller Representative shall agree on the Allocation Schedule, and the allocation of the Purchase Price set forth on the Allocation Schedule shall be binding on the Parties, shall be used for all purposes on their respective federal, state, and local income tax returns, and shall be supported by them in any audits or other disputes or litigation involving any such returns. Without limiting the foregoing, Buyer and the Selling Company each agrees (i) to file IRS Form 8594 (Asset Acquisition Statement Under Section 1060), and all United States federal, state and local, and foreign Tax Returns, in accordance with the Allocation Schedule and (ii) to provide the other promptly with any other information required to complete IRS Form 8594.
          (b) For Tax purposes, the parties hereto agree that the payment of any Earn-Out Amount shall be treated as an adjustment to the purchase price of the Purchased Assets, except to the extent such Earn-Out Amount is determined to include imputed interest under the relevant provisions of the Code, in which case only the portion of the Earn-Out Amount in excess of such imputed interest shall be treated as an adjustment to the purchase price of the Purchased Assets. Any Earn-Out Amount (or the portion thereof in excess of any imputed interest) paid shall be allocated among the Purchased Assets in the same proportion as set forth in the Allocation Schedule with respect to the Initial Purchase Price.
          (c) Buyer shall timely file information returns with the IRS and provide payee statements to Seller reporting the amount of any imputed interest determined pursuant to Section 3.4(b); provided that Buyer shall provide the Seller Representative with a copy of any such information returns not less than 10 days prior to the filing of same. Seller shall provide to the

Buyer any forms and information necessary for Buyer to complete such information returns and payee statements. In the event that Buyer becomes liable for the payment of Taxes relating to the imputed interest (including, but not limited to, withholding Taxes), Buyer may deduct such Taxes from the Earn-Out Amount, as determined pursuant to Section 3.5.
3.5. Earn-Out Amount.
          (a) General. As partial payment of the Purchase Price, after the Closing Date, Seller will be eligible to receive certain payments not to exceed $7,000,000 in the aggregate (the “Earn-Out Amount”) based upon the financial performance of the operations of the account wagering business of Buyer during the five years following the Closing Date, as determined in accordance with Section 3.5(b) (and subject to Buyer’s right to setoff set forth in Section 9.8).
          (b) Determination of Earn-Out Amount. The Earn-Out Amount shall be determined as follows:
     (i) if the aggregate Handle for any consecutive four calendar quarter period beginning with the third calendar quarter of 2007 and ending with the calendar quarter ending June 30, 2012 (each, a “Handle Measurement Period”) exceeds $200,000,000 (the “Minimum Handle Target”) for any such Handle Measurement Period, Seller shall be entitled to an Earn-Out Amount equal to $3,500,000; and
     (ii) if the aggregate Handle for any Handle Measurement Period exceeds $275,000,000 (the “Maximum Handle Target”), Seller shall be entitled to an Earn-Out Amount equal to $7,000,000 less any amounts previously paid to Seller pursuant to this Section 3.5. Notwithstanding anything set forth herein, in no event will the aggregate Earn-Out Amount paid to Seller exceed $7,000,000 pursuant to this Section 3.5.
          (c) Payment of Earn-Out Amounts and Settlement of Disputes. Within forty-five (45) days following each calendar quarter, Buyer shall prepare and deliver to the Seller Representative a statement (the “Handle Statement”) setting forth the aggregate Handle for such quarter. If requested by Buyer, the Seller Representative or his representatives shall cooperate with and provide reasonable assistance to Buyer and its representatives in the preparation of the Handle Statement, and the Seller Representative and his representatives shall have reasonable access to all books and records of Buyer relating to the Handle for that quarter or the Handle Statement (the “Handle Records”). The Handle Statement shall become final and binding upon the parties on the thirtieth (30th) day following receipt thereof by the Seller Representative unless the Seller Representative gives written notice of his disagreement with the Handle Statement (“Notice of Disagreement”) to Buyer before such date. Any Notice of Disagreement must set forth in reasonable detail the nature of any disagreement. During the 30-day period following the delivery of a Notice of Disagreement, the Seller Representative and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Disagreement. If, at the end of such 30-day period, the Seller Representative and Buyer have not reached agreement on all such matters, then the matters that remain in dispute shall be promptly submitted to a national accounting firm acceptable to both the Seller Representative and Buyer (the “Accounting Firm”) for review and resolution. Buyer shall give the Accounting Firm reasonable access to the Handle Records. The Accounting Firm shall render a decision resolving the matters in dispute within 30 days following completion of the submissions to the Accountant. Not later than the tenth (10th) day following the date the Handle Statement becomes final, whether automatically because the Seller Representative does not provide a Notice of Disagreement, by agreement of Buyer and the Seller Representative, the decision of the Accounting Firm, or otherwise, if the final Handle Statement sets forth an aggregate Handle in excess of the Minimum Handle Target, Buyer shall deposit by wire transfer of immediately available funds to a single bank account specified by the Seller Representative, the applicable Earn-Out Amount, if any (and subject to Buyer’s right to setoff set forth in Section 3.5(e) below). Each party shall pay its own fees and expenses incurred with respect to the resolution of a Notice of Disagreement. The fees and expenses of the Accounting Firm hereunder shall be paid 50% by Buyer and 50% by Seller.
          (d) Notwithstanding anything in this Agreement to the contrary, in the event that it is determined that Seller or any Selling Party has breached Section 8.2 of this Agreement, then no remaining Earn-Out Amounts shall be payable or made to Seller.
          (e) Buyer shall have the right to setoff and apply the Earn-Out Amount against (or recover from the Escrow Fund) any amount of indemnification that Buyer is entitled to be paid pursuant to this Agreement or any Seller Ancillary Agreement in accordance with the following provisions:
     (i) should Seller be entitled to an Earn-Out Amount for exceeding the Maximum Handle Target pursuant to Section 3.5(b)(ii), Buyer shall deduct $1,000,000 (the “Escrow Fund”) from the applicable Earn-Out Amount payable to Seller and deposit the Escrow Fund with J.P. Morgan Trust Company, National Association (or if said trust company is unable or unwilling to serve as escrow agent, with a commercial bank or trust company having net capital of not less than $100,000,000 jointly selected by Buyer and the Seller Representative to act as escrow agent) (the “Escrow Agent”) which shall be held by the Escrow Agent under the Escrow Agreement, which Escrow Agreement shall be executed by the parties upon the Escrow Fund being deposited with Escrow Agent. The Escrow Fund shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement; and
     (ii) should Buyer be entitled to an amount of indemnification in accordance with Section 9.3(b) in excess of the Escrow Fund, Buyer shall have the right to setoff and apply any other portion of the Earn-Out Amount, if any, against said amount of indemnification that Buyer is entitled to be paid pursuant to this Agreement.
ARTICLE IV
CLOSING
          4.1. Closing Date. The Closing shall be consummated at 9:00 a.m., local time, on the date of this Agreement, at the offices of Baker & Hostetler LLP, Capital Square, Suite 2100, 65 East State Street, Columbus, Ohio 43215, or at such other place or at such other time as shall be agreed upon by Buyer and the Seller Representative. The date on which the Closing is actually held is referred to herein as the “Closing Date.” The Closing shall be effective at 11:59 p.m. on the Closing Date.
          4.2. Payment on the Closing Date. At Closing Buyer shall pay Seller an amount equal to the Initial Purchase Price by wire transfer of immediately available funds to a single bank account in the United States specified by Seller in writing to Buyer at least three business days prior to the Closing.
          4.3. Buyer’s Additional Deliveries. At Closing Buyer shall deliver to Seller all the following:
          (a) a copy of Buyer’s and Parent’s organizational documents certified as of a recent date by the applicable Secretary of State;
          (b) a certificate of good standing of Buyer and Parent issued as of a recent date by the applicable Secretary of State;
          (c) a certificate of the secretary or an assistant secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) no amendments to the organizational documents of Buyer or Parent since a specified date; (ii) the by-laws of Parent; (iii) the resolutions of the Board of Directors of Parent and the managing member of Buyer authorizing the execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Buyer and Parent executing this Agreement and any Buyer Ancillary Agreement;
          (d) the Instrument of Assumption duly executed by Buyer; and
          (e) the Transition Services Agreement and Temporary Service Agreement duly executed by Buyer.
          4.4. Seller’s Deliveries. At Closing Seller shall deliver to Buyer all the following:
          (a) a copy of the articles of organization of the Selling Company certified as of a recent date by the Secretary of State of the State of Ohio;
          (b) a full force and effect certificate of the Selling Company issued as of a recent date by the Secretary of State of the State of Ohio;
          (c) a certificate of the manager or majority member of the Selling Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the articles of organization of such Selling Company since a specified date; (ii) the operating agreements of such Selling Company; (iii) the resolutions of the manager of such Selling Company, if applicable, and of the members of the Selling Company authorizing the execution, delivery and performance of the Merger, this Agreement and the Seller Ancillary Agreements to be executed by it and the transactions contemplated hereby and thereby; and (iv)

incumbency and signatures of the officers of the manager or majority member of the Selling Company and each Selling Party executing this Agreement and any Seller Ancillary Agreement;
          (d) the certificate of merger with respect to the Merger issued by the Secretary of State of the State of Ohio;
          (e) the Instrument of Assignment duly executed by the Selling Company;
          (f) certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;
          (g) all consents, waivers or approvals obtained by Seller with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;
          (h) the Transition Services Agreement and Temporary Service Agreement duly executed by the Selling Company;
          (i) assignments, in recordable form, with respect to each of the registered Copyrights, issued Patent Rights, registered Trademarks and pending applications for the registration or issuance of any Copyrights, Patent Rights and Trademarks included in the Purchased Assets, duly executed by the Selling Company and in form and substance reasonably satisfactory to Buyer;
          (j) a certification of Seller’s non-foreign status, in form and substance reasonably satisfactory to Buyer, in accordance with Treas. Reg. § 1.1445-2(b); and
          (k) such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer.
In addition to the above deliveries, Seller shall take all steps and actions as Buyer, Parent or their counsel may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
          As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller represents and warrants to Buyer as follows:
          5.1. Organization of Selling Company.
          (a) The Selling Company is a limited liability company duly formed and validly existing under the laws of the State of Ohio. The Selling Company is duly qualified to transact business as a foreign limited liability company and is in good standing in each of the jurisdictions listed in Schedule 5.1, which jurisdictions are the only ones in which the ownership or leasing of the Purchased Assets or the conduct of the Business requires such qualification. No other jurisdiction has demanded, requested or otherwise indicated that the Selling Company or OhioTab is required so to qualify on account of the ownership or leasing of the Purchased Assets or the conduct of the Business. The Selling Company has full power and authority to own or lease and to operate and use its Purchased Assets and to carry on the Business as now conducted.
          (b) True and complete copies of the articles of organization and all amendments thereto and of the operating agreements, as amended to date, of the Selling Company and OhioTab have been delivered to Buyer.
          (c) Schedule 5.1 sets forth a list of each of the members of the Selling Company and their percentage ownership interests in the Selling Company. Except as set forth in Schedule 5.1, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any membership interests of the Selling Company.
          5.2. Subsidiaries and Investments. There is no corporation, partnership, limited liability company, joint venture or other entity which is involved in or relates to the Business (i) in which Seller, directly or indirectly, owns of record or beneficially 50% or more of the outstanding voting securities or of which it is a general partner (each such corporation, partnership, limited liability company, joint venture or other entity being referred to herein as a “Subsidiary”), (ii) in which Seller, directly or indirectly, owns of record or beneficially any outstanding voting securities or other equity interests or (iii) which is Controlled by Seller.
          5.3. Authority of Selling Company.
          (a) Each Seller has full power and authority to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements to be executed by it. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by each Seller have been duly authorized and approved by such Seller’s manager and member, if applicable, and do not require any further authorization or consent of such Seller or its members, if applicable. This Agreement has been duly authorized, executed and delivered by each Seller and is the legal, valid and binding obligation of each Seller enforceable in accordance with its terms, and each of the Seller Ancillary Agreements executed by such Seller has been duly authorized by such Seller and upon execution and delivery by such Seller will be a legal, valid and binding obligation of such Seller enforceable in accordance with its terms.
          (b) Except as set forth in Schedule 5.3, neither the execution nor delivery of this Agreement or any of the Seller Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:
     (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, under (A) the organizational documents of the Selling Company, (B) any Seller Agreement, (C) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which any Seller is a party or any of the Purchased Assets is subject or by which Seller is bound, (D) any Court Order to which any Seller is a party or any of the Purchased Assets is subject or by which any Seller is bound, or (E) any Requirements of Laws affecting any Seller, the Purchased Assets or the Business; or
     (ii) require the approval, consent, authorization or act of, or the making by the Selling Company of any declaration, filing or registration with, any Person.
          5.4. Financial Statements. Schedule 5.4 contains the unaudited balance sheets of the Selling Company and OhioTab as of December 31, 2006 and the related statements of operations for the period then ended. Except as set forth therein, such balance sheets and statements of operations have been prepared in conformity with generally accepted accounting principles consistently applied (except for the absence of notes), and such balance sheets and related statements of income and cash flow present fairly the financial position and results of operations of the Selling Company and OhioTab as of their respective dates and for the respective periods covered thereby.
          5.5. Operations Since Balance Sheet Date.
          (a) Since the Balance Sheet Date, there has been:
     (i) no material adverse change in the Purchased Assets, the Business or the operations, liabilities, profits, prospects or condition (financial or otherwise) of the Selling Company or OhioTab and no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a change in the future; and
     (ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the Purchased Assets or the Business.
          (b) Since the Balance Sheet Date, each Seller and OhioTab has conducted the Business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in Schedule 5.5(B), neither Seller nor OhioTab has:
     (i) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers by any Seller or OhioTab to any of its Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired by any Seller or OhioTab after the Balance Sheet Date, except for supplies, inventory and immaterial amounts of personal property sold or otherwise disposed of in the ordinary course of the Business consistent with past practice and except for Permitted Encumbrances;
     (ii) cancelled any debts owed to or claims held by any Seller or OhioTab (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;

     (iii) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);
     (iv) allowed the levels of supplies, work-in-process or other materials included in the inventory of the Business to vary in any material respect from the levels customarily maintained in the Business as applicable;
     (v) made, or agreed to make, any distribution of assets to any Affiliate of any Seller or OhioTab;
     (vi) instituted any increase in any compensation payable to any employee of any Seller or OhioTab or instituted or increased any new profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of any Seller or OhioTab;
     (vii) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to Section 8.4(a) or accelerating deductions to periods for which any Seller is liable pursuant to Section 8.4(a));
     (viii) made any change in the accounting principles and practices used by the Selling Company or OhioTab from those applied in the preparation of the Balance Sheet and the related statements of income and cash flow for the period then ended;
     (ix) sold, assigned, licensed, transferred, abandoned or permitted to lapse (A) any licenses or permits or (B) any proprietary rights or other intangible assets owned by, issued to or licensed to it;
     (x) conducted its cash management customs and practices other than in the ordinary course of business (including with respect to collection of accounts receivable, purchases of services and supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures, pricing and credit practices and operation of cash management practices generally);
     (xi) received notification that any material customer, service provider or supplier may stop or change in any material respect the volume of business done with or prices paid to or by any Seller or OhioTab or renegotiate its agreement with any Seller or OhioTab;
     (xii) made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person;
     (xiii) made any capital expenditures or commitments for capital expenditures; or

          (xiv) committed to do any of the foregoing.
          5.6. No Undisclosed Liabilities. Except as set forth in Schedule 5.6, Seller is not subject to any liability (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and reasonably incurred in the ordinary course of the Business after the Balance Sheet Date; provided, that the foregoing shall not apply to unknown claims or liabilities for violations of Requirements of Law or Governmental Permits related solely to the Selling Company’s operation of the Business in the states set forth on Schedule I.
          5.7. Taxes.
     (a) Without exception,
     (i) each Seller and OhioTab has, in respect of the Business and the Purchased Assets, filed all Tax Returns required to be filed by it and has paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable;
     (ii) all such Tax Returns are complete and accurate in all material respects and disclose all Taxes required to be paid in respect of the Business and the Purchased Assets;
     (iii) Reserved;
     (iv) there is no action, suit, investigation, audit, claim or assessment pending or proposed or to the Knowledge of Seller, threatened with respect to Taxes imposed on or in respect of the Business or the Purchased Assets;
     (v) no Seller nor OhioTab has waived or been requested to waive any statute of limitations in respect of Taxes;
     (vi) all monies required to be withheld by any Seller and OhioTab have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business;
     (vii) none of the Purchased Assets is properly treated as owned by Persons other than any Seller or OhioTab for income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or otherwise;
     (viii) none of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code;
     (ix) no written claim and, to the Knowledge of Seller, no other claim has ever been made by a taxing authority in a jurisdiction where such Seller or OhioTab has never paid Taxes or filed Tax Returns asserting that such Seller or OhioTab is or may be subject to Taxes in such jurisdiction;
     (x) no Seller nor OhioTab has received any Tax rulings, made any request for rulings, or entered into any closing agreements relating to such Seller or OhioTab which would reasonably be expected to affect any Tax liability relating to the Business or any Purchased Asset for any period after the Closing Date; and
     (xi) all Tax sharing, Tax indemnity or similar arrangements relating to the Business or any Purchased Asset (other than this Agreement) will terminate prior to the Closing Date and neither Buyer will have any liability thereunder on or after the Closing Date.
          (b) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and no sales Taxes, use Taxes, real estate transfer Taxes or other similar Taxes will be imposed on the transfer of the Purchased Assets or the assumption of the Assumed Liabilities pursuant to this Agreement.
          (c) No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement, an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder. No payment, or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will, as a direct or indirect result of the transaction contemplated by this Agreement, be (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.
          5.8. Availability of Assets.
          (a) Except as set forth in Schedule 5.8 and except for the Excluded Assets, the Purchased Assets constitute all the assets used in the Business (including all books, records, computers and computer programs and data processing systems) and are in good and serviceable condition (subject to normal wear and tear and insured casualty).
          (b) Schedule 5.8 sets forth a description of all material services provided by any Seller or any Affiliate of any Seller to the Business utilizing either (i) assets not included in the Purchased Assets or (ii) employees of the Business, and the manner in which the costs of providing such services have been allocated to the Business. Schedule 5.8 also sets forth a description of all material services provided by the Business to any Affiliate of Seller utilizing either (i) assets included in the Purchased Assets or (ii) employees of the Business, and the manner in which Seller has been compensated for the costs of providing such services.

          5.9. Governmental Permits.
          (a) The Selling Company owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use the Purchased Assets and to carry on and conduct the Business substantially as currently conducted (collectively, the “Governmental Permits”). Schedule 5.9 sets forth a list and brief description of each Governmental Permit (including the expiration date thereof). Complete and correct copies of all of the Governmental Permits have heretofore been delivered to Buyer by the Selling Company.
          (b) Except as set forth in Schedule 5.9, (i) each of OhioTab and the Selling Company has fulfilled and performed their respective obligations under each of the Governmental Permits, and, to the Knowledge of Seller, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect the rights of the Selling Company under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by the Selling Company, OhioTab or the Seller Representative, or is known to, Seller Representative; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and may be assigned and transferred to Buyer in accordance with this Agreement and will continue in full force and effect thereafter, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Body.
          5.10. Real Property.
          (a) No Seller owns any real property that is used in or relates to the Business and does not hold any option to acquire any real property.
          (b) Schedule 5.10(B) sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, annual rental, expiration date, renewal and purchase options, if any, the improvements thereon, the uses being made thereof, and the location of the real property covered by such lease or other agreement) under which a Seller is lessee of, or holds or operates, any real property owned by any third Person and used in or relating to the Business (the “Leased Real Property”). Except as set forth in such Schedule, a Seller has the right to quiet enjoyment of all the Leased Real Property for the full term of the lease or similar agreement (and any renewal option related thereto) relating thereto.
          (c) Neither the whole nor any part of the Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the Knowledge of Seller, no such condemnation or other taking is threatened or contemplated.

          5.11. Personal Property.
          (a) Schedule 5.11(A) contains a list of all machinery, equipment, vehicles, furniture and other tangible personal property owned by any Seller and used in or in connection with the Business.
          (b) Schedule 5.11(B) contains a list and description of each lease or other agreement or right, whether written or oral (showing in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which a Seller or OhioTab is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person and used in or relating to the Business.
          5.12. Intellectual Property; Software.
          (a) Schedule 5.12(A) contains a list and description (showing in each case the registered or other owner, expiration date and registration or application number, if any) of all Copyrights, Patent Rights and Trademarks (including all assumed or fictitious names under which a Seller or any Affiliate is conducting the Business or has within the previous five years conducted the Business) owned by, licensed to or used by a Seller or any Affiliate in connection with the conduct of the Business.
          (b) Schedule 5.12(B) contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by any Seller or any Affiliate in the conduct of the Business, provided that Schedule 5.12(B) does not list mass market Software licensed to any Seller or any Affiliate that is commercially available and subject to “shrink-wrap” or “click-through” license agreements.
          (c) Schedule 5.12(C) contains a list and description of all agreements, contracts, licenses, sublicenses, assignments and indemnities that relate to: (i) any Copyrights, Patent Rights or Trademarks required to be identified in Schedule 5.12(A); (ii) any Trade Secrets owned by, licensed to or used by any Seller or any Affiliate in connection with the conduct of the Business; and (iii) any Software required to be identified in Schedule 5.12(B).
          (d) The Selling Company either: (i) owns the entire right, title and interest in and to the Intellectual Property and Software included in the Purchased Assets, free and clear of any Encumbrance; or (ii) has the perpetual, royalty-free right to use the same. The Selling Company is listed in the records of the appropriate United States, state or non-U.S. registry as the sole current owner of record for each application or registration required to be identified in Schedules 5.12(A) and 5.12(B) as being owned by such Selling Company.
          (e) (i) All registrations for Copyrights, Patent Rights and Trademarks required to be identified in Schedule 5.12(A) as being owned by a Seller or any Affiliate are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind; (ii) the Intellectual Property owned by any Seller or any Affiliate has not been cancelled or abandoned and is valid and enforceable; (iii) the Selling Company has the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Intellectual Property and Software owned by any Seller or any Affiliate, and to the Knowledge of

Seller, there is no basis for any such action; (iv) the Selling Company has taken all actions reasonably necessary to protect and where necessary register, the Intellectual Property owned by or licensed exclusively to a Seller (or any Affiliate with respect to the Business); and (v) no Seller nor any Affiliate is in breach of any agreement affecting the Intellectual Property used by such Seller or Affiliate and has not taken any action that would impair or otherwise adversely affect its rights in the Intellectual Property used by such Seller or Affiliate. Correct and complete copies of: (x) registrations for all registered Copyrights, Patent Rights and Trademarks identified in Schedule 5.12(A) as being owned by a Seller or Affiliate; and (y) all pending applications to register unregistered Copyrights, Patent Rights and Trademarks identified in Schedule 5.12(A) as being owned by a Seller or Affiliate (together with any subsequent correspondence or filings relating to the foregoing) have heretofore been delivered by the Selling Company to Buyer.
          (f) (i) No infringement, misappropriation, violation or dilution of any Intellectual Property, or any rights of publicity or privacy relating to the use of names, likenesses, voices, signatures or biographical information, of any other Person has occurred or results in any way from the operations of the Business; (ii) no claim of any infringement, misappropriation, violation or dilution of any Intellectual Property or any such rights of any other Person has been made or asserted in respect of the operations of the Business; (iii) no claim of invalidity of any Intellectual Property owned by any Seller (or any Affiliate with respect to the Business) has been made by any other Person; (iv) no proceedings are pending or, to the Knowledge of Seller, threatened that challenge the validity, ownership or use of any Intellectual Property owned by any Seller or any Affiliate; and (v) no Seller nor OhioTab nor any Affiliate has had notice of, nor to the Knowledge of Seller is there any basis for, a claim against any Seller or any Affiliate that the operations, activities, products, Software, equipment, machinery or processes of the Business infringe, misappropriate, violate or dilute any Intellectual Property or any such rights of any other Person.
          (g) Except as disclosed in Schedule 5.12(G): (i) the Software included in the Purchased Assets is not subject to any transfer, assignment, change of control, site, equipment, or other operational limitations; (ii) each Seller and each Affiliate has maintained and protected the Software included in the Purchased Assets that it owns (the “Owned Software”) (including all source code and system specifications) with appropriate proprietary notices (including the notice of copyright in accordance with the requirements of 17 U.S.C. § 401), confidentiality and non-disclosure agreements and such other measures as are reasonably necessary to protect the Trade Secrets and Copyrights contained therein or relating thereto; (iii) the Owned Software has been registered or is eligible for protection and registration under applicable copyright law; (iv) the Selling Company has copies of all releases or separate versions of the Owned Software so that the same may be subject to registration in the United States Copyright Office; (v) the Selling Company has complete and exclusive right, title and interest in and to the Owned Software; (vi) the Selling Company has developed the Owned Software through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are employees of the Selling Company); (vii) the Owned Software does not infringe, misappropriate, violate or dilute any Intellectual Property of any other Person; (viii) any Owned Software includes the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools, and higher level (or “proprietary”) language used for the development, maintenance, implementation and use thereof, so that a trained computer programmer could develop, maintain, support, compile and use all releases or separate versions of the same that are currently subject to maintenance obligations by the Selling Company; (ix) the Owned Software operates in accordance with and conforms in all material respects to any specifications, manuals, guides, descriptions and other similar documentation, in written or electronic form, made available by a Seller or any Affiliate to customers, end-users and resellers; (x) the Owned Software is not licensed pursuant to a so-called “open source” license and does not incorporate and is not based on any Software that is licensed pursuant to a so-called “open source” license; (xi) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person; (xii) the Owned Software complies with all applicable Requirements of Laws relating to the export or re-export of the same; and (xiii) the Owned Software may be exported or re-exported to all countries without the necessity of any license, other than to those countries specified as prohibited destinations pursuant to applicable regulations of the U.S. Department of Commerce and/or the United States State Department.
          (h) All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property or Software on behalf of a Seller (or any Affiliate with respect to the Business) or any predecessor in interest thereto either: (i) created such materials in the scope of his or her employment; (ii) is a party to a “work-for-hire” agreement under which the Selling Company is deemed to be the original owner/author of all right, title and interest therein; or (iii) has executed an assignment in favor of the Selling Company (or such predecessor in interest, as applicable) of all right, title and interest in such material.
          5.13. Reserved.
          5.14. Title to Property. Seller has good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances and except as set forth in Schedule 5.14. Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.4, Seller will thereby transfer to Buyer good and marketable title to the Purchased Assets, subject to no Encumbrances, except for Permitted Encumbrances.
          5.15. Employees and Related Agreements; ERISA.
          (a) No Seller nor any Affiliate maintains, sponsors, contributes or has any liability with respect to, nor does the Business have any liability with respect to, any Plan, including a Welfare Plan, (each such plan a “Seller Plan”) which will result in the transfer of any liability to the Buyer as a result of this transaction.
          (b) Except as set forth in Schedule 5.15(B), (i) to the Knowledge of Seller, no Seller nor any Affiliate is involved in any transaction or other situation with any employee, officer, director or Affiliate of a Seller which may be generally characterized as a “conflict of interest”, including direct or indirect interests in the business of competitors, suppliers or customers of a Seller, and (ii) there are no situations which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds; (C) the violation of the Foreign Corrupt Practices Act of 1977; or (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws.
          5.16. Employee Relations. Each Seller and their respective Affiliates have complied in respect of the Business with all applicable Requirements of Laws relating to prices, wages, hours, discrimination in employment and collective bargaining and are not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. Each Seller believes that their relations with their employees are satisfactory. No Seller is a party to a collective bargaining agreement with any union and is not affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of any Seller. No Seller is adversely affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of such Seller.
          5.17. Contracts. Except as set forth in Schedule 5.17 or any other Schedule hereto, no Seller is a party to or bound by:
          (a) any contract for the purchase or sale of real property;
          (b) any contract for the purchase of services, materials, supplies or equipment;
          (c) any contract for the sale of goods or services;
          (d) any contract for the purchase, licensing or development of Software;
          (e) any franchise, consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations contract;
          (f) any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others;
          (g) any contract which limits or restricts where any Seller may conduct the Business or the type or line of business in which any Seller may engage;
          (h) any agreement which provides for, or relates to, the incurrence of indebtedness for borrowed money (including any interest rate or non-U.S. currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or non-U.S. exchange risk associated with its financing);
          (i) any contract related to (i) simulcast arrangements, (ii) source market agreements, (iii) pari-mutuel wagering or (iv) the compilation or transmission of information or data regarding horse and other race results and payouts, and/or the amounts of wagers (including pari-mutuel and off-track pari-mutuel wagers) to which any Seller is a party;

          (j) management, consulting, advertising, marketing, promotion, technical services, advisory or other contract or other similar arrangement;
          (k) any contract not made in the ordinary course; or
          (l) any other contract, agreement, commitment, understanding or instrument which is material to the Selling Company.
          5.18. Status of Contracts. Except as set forth in Schedule 5.18 or in any other Schedule hereto, each of the leases, contracts and other agreements listed in Schedules 5.10(B), 5.11(B) and 5.12 (C) and listed as “Assigned Agreement” in Schedule 5.17 (collectively, the “Seller Agreements”) constitutes a valid and binding obligation of the parties thereto and is in full force and effect and (except as set forth in Schedule 5.3 and except for those Seller Agreements which by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions hereof) may be transferred to Buyer pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Each Seller fulfilled and performed the respective obligations under each of the Seller Agreements in all material respects, and to the Knowledge of Seller, no Seller is in, or alleged to be in, breach or default under, nor is there or is there alleged to be, to the Knowledge of Seller, any basis for termination of, any of the Seller Agreements and no other party to any of the Seller Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by any Seller or by any such other party. No Seller is currently renegotiating any of the Seller Agreements or paying liquidated damages in lieu of performance thereunder. Complete and correct copies of each of the Seller Agreements have heretofore been delivered to Buyer by Seller.
          5.19. No Violation or Litigation.
          (a) Except as set forth in Schedule 5.19(A):
     (i) no Seller (nor any Affiliate with respect to the Business) nor any of the Purchased Assets are subject to any Court Order;
     (ii) the Purchased Assets and their uses comply with all applicable Requirements of Laws and Court Orders;
     (iii) each Seller and OhioTab and each of their Affiliates has complied with all Requirements of Laws and Court Orders which are applicable to the Purchased Assets or the Business;
     (iv) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of Seller, threatened against or affecting any Seller or any Affiliate in respect of the Purchased Assets or the Business nor, to the Knowledge of Seller, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which any Seller or any Affiliate is the plaintiff or claimant and which relate to the Purchased Assets or the Business;
     (v) there is no action, suit or proceeding pending or, to the Knowledge of Seller, threatened which questions the legality or propriety of the transactions contemplated by this Agreement;
     (vi) to the Knowledge of Seller, no legislative or regulatory proposal has been adopted or is pending which could adversely affect the Business; and
     (vii) no Seller nor any Affiliate has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding:
     (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or
     (B) any actual, alleged, possible, or potential obligation on the part of the Selling Company or any Affiliate to undertake, or to bear all or any portion of the costs of, any remedial action of any nature.
          (b) No Seller nor OhioTab nor any Affiliate is accepting, and, to the Knowledge of Seller, has ever accepted, wagers from any customer in the states listed in Schedule 5.19(B).
          5.20. Environmental Matters. Without exception:
          (a) the operations of the Business comply with all applicable Environmental Laws;
          (b) the Selling Company has obtained all environmental, health and safety Governmental Permits necessary for the operation of the Business, and all such Governmental Permits are in good standing and Seller is in compliance with all terms and conditions of such permits;
          (c) none of the Sellers, their Affiliates nor any of the present Seller Property or operations, or the past Seller Property or operations, is subject to any on-going investigation by, order from or agreement with any Person respecting any Environmental Law; and
          (d) no Seller nor any Affiliate is subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law.
          5.21. Insurance. Schedule 5.21 sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the most recent five years with respect to each type of coverage) of all policies of insurance maintained, owned or held by any Seller on the date hereof with respect to the Purchased Assets or the Business. Seller shall keep or cause such insurance or comparable insurance to be kept in full force and effect through the Closing Date. Each Seller, as applicable, has complied with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner.
          5.22. Customers and Suppliers. Schedule 5.22 sets forth (i) a list of names and addresses of the one hundred largest customers of the Business together with the aggregate Handle and the percentage of the Business which each such customer represents or represented during the year ended December 31, 2006 and (ii) a list detailing customer wagers by residence zip codes for the year ended December 31, 2006. Except as set forth in Schedule 5.22, there exists no actual or, the Knowledge of Seller, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Selling Company with any customer or group of customers listed in Schedule 5.22, or whose purchases individually or in the aggregate are material to the operations of the Business, and there exists no present condition or state of facts or circumstances involving customers which the Seller Representative can now reasonably foresee would materially adversely affect the Business or prevent the conduct of the Business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it has heretofore been conducted.
          5.23. No Finder. No Seller nor any Person acting on its or their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.
          5.24. Disclosure. None of the representations or warranties of any Seller contained herein, none of the information contained in the Schedules referred to in ARTICLE V or ARTICLE VII, and none of the other information or documents furnished to Buyer, Parent or any of their representatives by any Seller or their representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. There is no fact which materially and adversely affects or in the future is likely to adversely affect the Purchased Assets or the Business in any material respect which has not been set forth or referred to in this Agreement or the Schedules hereto.
          5.25. Information Related to the Business.
          (a) Each Seller has made available to Buyer and Parent certain financial projections, which projections were prepared for internal use only. Seller makes no representation or warranty regarding the accuracy of such projections or as to whether such projections will be achieved or otherwise, except that each Seller represents and warrants that such projections were prepared in good faith and are based on assumptions believed by it to be reasonable.
          (b) Schedule 5.25(B) sets forth the percentage Handle for each respective state for the years 2003 through 2006, and said schedule is true and accurate, and presents fairly the respective Handle for each state for such time period, in all material respects.
          5.26. Reserved.

          5.27. Advance Deposits. Except as set forth on Schedule 5.27 or as otherwise disclosed to the Buyer in writing that specifically makes references to this Section 5.27:
          (a) all advance deposit wagering conducted by the Selling Company and OhioTab was conducted in accordance with all Requirements of Law and the policies and procedures of the Selling Company and OhioTab applicable to advance deposit wagering comply, and have at all times complied, with all Requirements of Law;
          (b) all withdrawals from all accounts established by or on behalf of the Selling Company and OhioTab for wagering activity, deposit or other purposes were used solely for the purposes authorized by the account holder;
          (c) in the past 12 months, except as disclosed on Schedule 5.27, neither the Selling Company nor OhioTab has received any overdraft notice, stop order, returned check, credit rejection or similar payment interruption with respect to payments made (or authorized to be made) into any account established for advance deposit wagers;
          (d) the Selling Company and OhioTab has withheld and reported to the IRS all wagers placed by U.S. residents or citizens to the extent required by Requirements of Law; and
          (e) no Seller nor OhioTab nor any of their directors, officers, employees, agents or representatives, nor any Person acting for or on behalf of any Seller or OhioTab, has violated the Bank Secrecy Act, USA PATRIOT Act, or the Money Laundering and Financial Crimes Strategy Act of 1998 in connection with the Business. Seller, OhioTab, the Business, and employees, agents, and representatives thereof, as well as all Persons acting for or on behalf thereof, are in compliance with the USA PATRIOT Act, the Bank Secrecy Act, the Money Laundering and Financial Crimes Strategy Act of 1998 as well as any recommendations made by the Financial Act Task Force Against Money Laundering in connection with the Business. Neither Seller nor OhioTab nor the Business has received any notice from the Department of the Treasury regarding the violation of any money laundering statues, including, without limitation, the statutes cited herein.
          5.28. Customer Approval; Controls.
          (a) Since January 1, 2005, Seller and OhioTab has undertaken the verifications described on Schedule 5.28 with respect to all new customers prior to such customers placing any wagers; and the verification procedures described on Schedule 5.28 comply with all applicable Legal Requirements.
          (b) Seller maintains a system of internal accounting controls sufficient to provide reasonable assurances that:
          (i) transactions are executed in accordance with management’s general or specific authorization;

     (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (B) to maintain accountability for assets;
     (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and
     (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
          As an inducement to Seller and the Selling Parties to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Parent hereby represent and warrant to Seller and the Selling Parties as follows:
          6.1. Organization of Buyer. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Kentucky and has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.
          6.2. Authority of Buyer.
          (a) Buyer and Parent have full power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer and Parent have been duly authorized and approved by Buyer’s managing member and Parent’s board of directors and do not require any further authorization or consent of Buyer, Parent or their stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and Parent and is the legal, valid and binding agreement of Buyer and Parent enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and Parent, as applicable, and upon execution and delivery by Buyer and Parent, as applicable, will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.
          (b) Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:
     (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the organizational documents of

Buyer or Parent, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer or Parent is a party or any of its properties is subject or by which Buyer or Parent is bound, (C) any Court Order to which Buyer or Parent is a party or by which they are bound or (D) any Requirements of Laws affecting Buyer or Parent; or
     (ii) require the approval, consent, authorization or act of, or the making by Buyer or Parent of any declaration, filing or registration with, any Person.
          6.3. No Finder. Neither Buyer, Parent nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES
AND THE SELLER REPRESENTATIVE
     As an inducement to Buyer and Parent to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller Representative and each Selling Party, severally and not jointly, hereby represents and warrants to Buyer and Parent as follows:
          7.1. Organization, Power and Authorization of the Seller Representative and the Selling Parties. The Seller Representative and each Selling Party (a) if a non-natural Person, is duly incorporated or organized, as the case may be, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be and (b) has the requisite power and authority (and, if such party is a natural Person, the requisite capacity) necessary to enter into, deliver and perform its obligations pursuant to this Agreement and any Seller Ancillary Agreement to which it is a party. Such Seller Representative’s and Selling Party’s execution, delivery and performance of this Agreement and the Seller Ancillary Agreements have been duly authorized.
          7.2. Binding Effect. This Agreement has been duly executed and delivered by such Seller Representative and Selling Party and (assuming the valid authorization, execution and delivery of this Agreement by Buyer and Parent) is the legal, valid and binding obligation of such Seller Representative and Selling Party enforceable against such Seller Representative and Selling Party in accordance with its terms, and each of the Seller Ancillary Agreements to which such Seller Representative and Selling Party is a party has been duly authorized by such Seller Representative and Selling Party, as applicable, and upon execution and delivery by such Seller Representative and Selling Party, as applicable, will be a valid and binding obligation of such Seller Representative and Selling Party, assuming the due authorization, execution and delivery by the other parties hereto, enforceable in accordance with its terms, except as enforceability may be limited by (a) general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law and (b) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors’ rights generally.

          7.3. No Conflicts. Except as set forth on Schedule 7.3, neither the execution and delivery of this Agreement nor any of the Seller Ancillary Agreements to which such Seller Representative and Selling Party is a party or the consummation of any of the transactions contemplated hereby or thereby nor compliance with the terms, conditions and provisions hereof or thereof will:
          (a) except as described in Section 7.3(b), conflict with, result in a breach of the terms, conditions or provisions of, require the consent, authorization or approval of or other action by or any notice or declaration to, or filing with, any third Person, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights, or result in the creation or imposition of any Encumbrance upon any of the assets of such Seller Representative and Selling Party under: (1) if such Seller Representative and Selling Party is a non-natural Person, such Seller Representative’s and Selling Party’s organizational documents, (2) any note, instrument, mortgage, agreement, permit, license, lease, sublease, franchise or obligation to which such Seller Representative and Selling Party is a party or by which such Seller Representative and Selling Party is bound, (3) any Court Order to which such Seller Representative and Selling Party is a party or by which such Seller Representative and Selling Party is bound or (4) any Requirements of Law affecting such Seller Representative and Selling Party, other than, in the case of clauses (2), (3) and (4), any such conflicts, breaches, consents, authorizations, approvals, actions, notices, declarations, filings, defaults, rights or Encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby, or
          (b) require the approval, consent, authorization or act of, or the making by such Seller Representative or Selling Party of any material declaration, filing or registration with, any Governmental Body.
          7.4. No Broker. Such Selling Party has no liability to pay any fees or commissions to any broker, finder or investment banker with respect to the transactions contemplated by this Agreement.
ARTICLE VIII
ADDITIONAL AGREEMENTS
          8.1. Merger. Seller shall cause the Merger to be completed prior to the Closing. The form and substance of all documents and other actions taken shall be reasonably acceptable to Buyer.
          8.2. Covenant Not to Compete or Solicit Business.
          (a) In recognition of the fact that each Seller and the Selling Parties are receiving significant economic value under this Agreement, and in furtherance of the sale of the Purchased Assets and the Business to Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets and the Business so sold, each Seller and Selling Party acknowledges that Buyer and Parent would be irreparably damaged if he, she or it were to compete with Buyer, Parent or the Business and each covenants and agrees that, for a period ending on the five (5) year anniversary of the Closing Date, neither Sellers, the Selling Parties nor any of their respective Affiliates will:
     (i) directly or indirectly (whether as principal, agent, independent contractor, partner, franchisor, licensor or otherwise) own, manage, operate, control, participate in, perform services for, sell materials or content to, or otherwise carry on, a business similar to or competitive with the Business anywhere in the United States or the world (it being understood by the parties hereto that the Business is not limited to any particular region of the United States or the world and that the Business may be engaged in effectively from any location in the United States or the world); or
     (ii) hire any employee of the Business or induce, solicit or attempt to persuade any employee, agent, licensor, supplier, customer, content provider or franchisee of the Business to (A) terminate such employment, agency or business relationship (whether for the purpose of entering into any such relationship on behalf of any other business organization in competition with the Business or otherwise) or (B) to otherwise interfere with the relationship between Buyer, Parent or any of their Affiliates, on the one hand, and any such employee, agent, licensor, supplier, customer, content provider or franchisee of the Business, on the other hand;
provided, however, that nothing set forth in this Section 8.2 shall prohibit a Selling Party, together with his, her or its respective Affiliates, from owning not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on The Nasdaq Global Market; provided further that nothing in this Section 8.2 shall apply to, prohibit, or restrict the operations of Heartland Jockey Club, Ltd., an Ohio limited liability company, or any of its Affiliates, with respect to the ownership or operation of a thoroughbred horse racing facility in Grove City, Ohio (the “Heartland Business”), on-site Instant Racing with respect to the Heartland Business, or any similar operation, wherever located, so long as such operations do not include internet, telephone or mobile based advance deposit wagering (including any products or business ventures or developments related to Instant Racing through any internet, telephone or mobile based application).
          (b) Each Seller and Selling Party also covenants and agrees that from and after the Closing Date it will not, and will not permit any of its Affiliates to, divulge or make use of any Trade Secrets or other confidential information of the Business, other than to disclose such secrets and information to Buyer, Parent or their Affiliates, or as otherwise excepted or permitted under Section 10.2, below, whether with respect to what is deemed not to be confidential information, or with respect to permitted disclosures.
          (c) The parties agree that the covenants set forth in this Section 8.2 are reasonable with respect to duration, geographical area and scope. If any Seller or Selling Party, or any Affiliate of a Seller or a Selling Party, violates any of its obligations under this Section 8.2, Buyer or Parent may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Each Seller and Selling Party acknowledges that a violation of this Section 8.2 may cause Buyer or Parent irreparable harm which may not be adequately compensated for by money damages. Each Seller and Selling Party therefore agrees that in the event of any actual or threatened violation of this Section 8.2, Buyer and Parent shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against such Seller or Selling Party, or such Affiliate of any such Seller or Selling Party, to prevent any violations of this Section 8.2, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 8.2 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 8.2, any term, restriction, covenant or promise in this Section 8.2 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency, and such court or agency shall be empowered to reform the terms hereof (including by modifying or reducing the duration, geographical area or scope hereof) or to delete specific words or phrases included herein.
          8.3. Reserved.
          8.4. Taxes.
          (a) Liability for Taxes.
     (i) Seller shall be liable for and shall pay, and pursuant to ARTICLE IX (and subject to the limitations in ARTICLE IX) each of Seller and the Selling Parties, jointly and severally, agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from Taxes imposed on or with respect to the Business or the Purchased Assets, in each case attributable to Taxable years or periods ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date. For purposes of this Section 8.4(a)(i), any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of the Closing Date and the other beginning on the day after the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.
     (ii) Notwithstanding Section 8.4(a)(i), any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Business, the Purchased Assets or the Assumed Liabilities shall be paid by Seller. Buyer agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.
     (iii) If Buyer receives a credit with respect to, or refund of, any Tax for which Seller is liable under this Agreement, Buyer shall pay over to Seller the amount of such refund or credit within 15 days after receipt or entitlement thereto, except to the extent that such refund or credit is attributable to the carryback of losses, credits or similar items from a Taxable year or period that begins after the Closing Date. In the event that any refund or credit of Taxes for which a payment has been made to Seller by Buyer is subsequently reduced or disallowed, Seller shall indemnify and hold harmless Buyer for any Tax assessed against Buyer by reason of the reduction or disallowance. For purposes of this Section 8.4(a)(iii), Tax refunds shall include any interest that is paid as part of the payment of such refunds, reduced by the increase in the original payee’s federal, state, local, foreign or other Taxes payable attributable to such interest after taking into account any offsetting deductions or credits.
          (b) Reserved.
          (c) Reserved.
          (d) Assistance and Cooperation. After the Closing Date, each of Seller and Buyer shall (and cause their respective Affiliates to):
     (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;
     (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns filed by or with respect to the Business or the Purchased Assets;
     (iii) make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to Taxes imposed on or with respect to the Business or the Purchased Assets;
     (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes imposed on or with respect to the Business or the Purchased Assets for which the other may be liable under Section 8.4(a); and
     (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request.
          (e) Survival. Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 8.4 shall be unconditional and absolute and shall remain in effect without limitation as to time.
          8.5. Employees and Employee Benefit Plans.
          (a) No employee of Seller or any Selling Party, nor any employee performing services with respect to the Business, shall be offered employment with Buyer or Parent as part of the transactions contemplated by this Agreement.
          (b) The Selling Company and the Selling Parties shall be responsible for, and shall indemnify the Buyer Group Members against, any costs or obligations arising from or associated with (i) the employment, termination or deemed termination of any employee of any Seller and any liabilities with respect to such employee; and (ii) any liabilities relating to any employee benefit plan, program, agreement or arrangement, whether or not funded, of the Business, any Seller or any Seller Group Member, including any Seller Plan.

          8.6. Reserved.
          8.7. Change in Company Name. Seller agrees promptly after the Closing Date to change its company name to a name that does not include any word set forth on Schedule 8.7 or any variation thereof.
ARTICLE IX
INDEMNIFICATION
          9.1. Indemnification by Seller and Selling Parties.
          (a) Each Seller and each of the Seller Representative and the Selling Parties, jointly and severally, agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:
     (i) any breach of any warranty or the inaccuracy of any representation of any Seller or the Seller Representative contained in this Agreement, any Seller Ancillary Agreement, or any certificate delivered by or on behalf of any Seller or the Seller Representative pursuant hereto or in any Seller Ancillary Agreement;
     (ii) any breach by any Seller or the Seller Representative of any of its covenants or agreements, or any failure of any Seller or the Seller Representative to perform any of its obligations, in this Agreement or in any Seller Ancillary Agreement;
     (iii) the failure of any Seller or the Seller Representative to pay, perform or discharge any Excluded Liability;
     (iv) any failure of any Seller or the Seller Representative to obtain prior to the Closing any consent set forth in Schedule 5.3 (unless waived by Buyer); or
     (v) the failure of any Seller or the Seller Representative to comply with any applicable bulk sales law, except that this clause shall not affect the obligation of Buyer to pay and discharge the Assumed Liabilities;
provided, however, that notwithstanding the foregoing or any other provisions of this Agreement or any Seller Ancillary Agreement to the contrary, the Seller, the Seller Representative and the Selling Parties shall not be required to indemnify and hold harmless under clause (i) of this Section 9.1(a) with respect to Losses and Expenses incurred by Buyer Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 5.1, 5.3, 5.7, and 5.14, as to which this proviso shall have no effect) unless and until the aggregate amount of such Losses and Expenses subject to indemnification by the Seller, the Seller Representative and the Selling Parties exceeds $500,000, in the aggregate, and once such amount is exceeded, each Seller, the Seller Representative and the Selling Parties shall indemnify the Buyer Group Members for the entire amount of such Loss and Expense without deduction.

          (b) Each Selling Party, severally and not jointly, agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:
     (i) any breach of any warranty or the inaccuracy of any representation of such Selling Party contained or referred to in this Agreement or any certificate delivered by or on behalf of such Selling Party or in any Seller Ancillary Agreement; and
     (ii) any breach by such Selling Party of any of its covenants or agreements, or any failure of such Selling Party to perform any of its obligations, in this Agreement or in any Seller Ancillary Agreement.
          (c) Notwithstanding the foregoing provisions of this Section 9.1 or any other provisions of this Agreement or any Seller Ancillary Agreement to the contrary, Seller and the Selling Parties shall not be required to indemnify and hold harmless the Buyer Group Members for Losses and Expenses in excess of $8,750,000, in the aggregate, other than in respect of any Excluded Liability or the covenant set forth in Section 8.2, as to which there shall be no limitation.
          (d) The indemnification provided for in Sections 9.1(a) and (b) shall terminate two (2) years after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 9.1(a) or 9.1(b) thereafter), except that the indemnification by Seller and the Selling Parties shall continue as to:
     (i) the representations and warranties set forth in Section 5.14 and the covenants set forth in Sections 8.5, 10.2, 10.6 and 10.13, as to all of which no time limitation shall apply;
     (ii) the covenant set forth in Section 9.1(a)(iii), as to which no time limitation shall apply;
     (iii) the representations and warranties set forth in Section 5.7 and the covenants set forth in Sections 3.4 and 8.4, which expire with the expiration of the applicable statutes of limitations;
     (iv) the covenant set forth in Section 8.2, as to which the indemnification provided for in this Section 9.1 shall terminate one year after the expiration of the noncompetition period provided for therein; and
     (v) any Loss or Expense of which any Buyer Group Member has notified the Seller Representative in accordance with the requirements of Section 9.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 9.1, as to which the obligation of the applicable indemnitor shall continue until the liability of the applicable indemnitor shall have been determined pursuant to this ARTICLE IX, and the applicable indemnitor shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this ARTICLE IX.

          9.2. Indemnification by Buyer and Parent.
          (a) Buyer and Parent, jointly and severally, agree to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:
     (i) any breach of any warranty or the inaccuracy of any representation of Buyer or Parent contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer or Parent pursuant hereto or in any Buyer Ancillary Agreement; or
     (ii) any breach by Buyer or Parent of any of its covenants or agreements, or any failure by Buyer or Parent to perform any of its obligations, in this Agreement or in any Buyer Ancillary Agreement;
provided, however, that neither Buyer nor Parent shall be required to indemnify and hold harmless under clause (i) of this Section 9.2(a) with respect to Losses and Expenses incurred by Seller Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Section 6.3, as to which this proviso shall have no effect) unless the aggregate amount of such Losses and Expenses subject to indemnification by Buyer and Parent exceeds $500,000, and once such amount is exceeded, Buyer and Parent shall indemnify the Seller Group Members for the entire amount of such Loss and Expense without deduction; provided that such $500,000 threshold shall not be applicable in any way with respect to any failure of the Buyer to pay the Earn-Out Amount or fulfill any of its other obligations under Section 3.5.
          (b) The indemnification provided for in Section 9.2(a) shall terminate two (2) years after the Closing Date (and no claims shall be made by Seller under Section 9.2(a)) thereafter), except that the indemnification by Buyer and Parent shall continue as to:
     (i) The obligations of Buyer under Section 3.5 or 10.13 or under the Instrument of Assumption, as to which no time limitation shall apply;
     (ii) the covenants of Buyer set forth in Sections 3.4 and 8.4, which expire with the expiration of the applicable statutes of limitation; and
     (iii) any Loss or Expense of which Seller has notified Buyer in accordance with the requirements of Section 9.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 9.2, as to which the obligation of Buyer and Parent shall continue until the liability of Buyer and Parent shall have been determined pursuant to this ARTICLE IX, and Buyer or Parent shall have reimbursed all Seller Group Members for the full amount of such Loss and Expense in accordance with this ARTICLE IX.
          9.3. Notice of Claims.
          (a) Any Buyer Group Member or Seller Group Member (the “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any pending or threatened action at law or suit in equity by or against a third Person as to which indemnification will be sought (each such action or suit being a “Third Person Claim”) shall be given promptly after the action or suit is commenced; provided further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.
          (b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this ARTICLE IX shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.
          9.4. Third Person Claims.
          (a) The Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that:
     (i) the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnified Party has so elected to conduct and control the defense thereof; and
     (ii) the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such Third Person Claim, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such Third Person Claim shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party.
Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim without such consent, provided, that in such event the

Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.
          (b) If there shall be any conflicts between the provisions of this Section 9.4 and Section 8.4(c) (relating to certain Tax contests), the provisions of Section 8.4(c) shall control with respect to such Tax contests.
          9.5. Adjustment to Purchase Price. Any indemnification payment by a party under this ARTICLE IX shall be made on an After-Tax Basis, and to the extent such payment can be properly so characterized under applicable Tax law, shall be treated by the parties as an adjustment to the Purchase Price, with any such adjustment allocated among the Purchased Assets in a manner consistent with Section 3.4.
          9.6. Seller Representative.
          (a) Seller and each of the Selling Parties hereby irrevocably constitutes and appoints the Seller Representative as his, her or its attorney-in-fact under this Agreement and acknowledges and agrees that the Seller Representative shall act as agent for Seller and the Selling Parties and shall be entitled to give and receive notices and communications, to determine the Earn-Out Amount and the adjustment of the Purchase Price pursuant to ARTICLE III, to represent Seller and the Selling Parties with respect to certain Tax claims which may be the subject of indemnification by Seller and the Selling Parties pursuant to Section 8.4, to seek indemnification from Buyer on behalf of Seller and the Selling Parties pursuant to Section 9.2, to prosecute, defend, settle, compromise or take any other action on behalf of Seller and the Selling Parties with respect to any claim for indemnification, to enter into and take all actions related to the Escrow Agreement if applicable, and to take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing. Seller and each Selling Party grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the matters described above, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Seller Representative may lawfully do or cause to be done by virtue hereof. Seller and each of the Selling Parties further acknowledges and agrees that, upon execution of this Agreement, with respect to any delivery by the Seller Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Seller Representative pursuant to this Section 9.6, Seller and such Selling Party shall be bound by such documents as fully as if Seller and such Selling Party had executed and delivered such documents. No bond shall be required of the Seller Representative, and the Seller Representative shall receive no compensation for his or her services; provided, however, the Seller Representative shall be entitled to reimbursement for reasonable expenses incurred in connection with its duties hereunder by Seller and the Selling Parties.
          (b) The Seller Representative shall not have by reason of this Agreement a fiduciary relationship in respect of Seller or any Selling Party. The Seller Representative shall not be liable to Seller or the other Selling Parties for any act done or omitted hereunder as Seller Representative, except that the Seller Representative shall not be relieved of any liability imposed by law for gross negligence or willful misconduct. The Seller Representative shall not be liable to Seller or any Selling Party for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of Seller or any Selling Party to whom payment was due, but not made, shall be to recover from Seller or the other Selling Party any payment in excess of the amount to which they are determined to have been entitled. The Seller Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Seller and each of the Selling Parties acknowledges and agrees that the Seller Representative shall not be obligated to take any actions and shall be entitled to take such actions as the Seller Representative deems appropriate in such Seller Representative’s sole discretion.
          9.7. Reliance by Buyer and Parent on the Actions of the Seller Representative. A decision, act, consent or instruction of the Seller Representative shall constitute a decision of Seller and all of the Selling Parties and shall be final, binding and conclusive upon each such Selling Party and the Selling Parties and Buyer and Parent may rely upon any decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of Seller and each and every Selling Party. Each Buyer Group Member is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Seller Representative. No modification or revocation of the power of attorney granted by Seller or the Selling Parties herein to the Seller Representative shall be effective as against Buyer, Parent, Seller or the Selling Parties until Buyer, Parent, Seller and the Selling Parties have received a document signed by Seller and all of the Selling Parties effecting said modification or revocation.
          9.8. Exclusive Remedy. The provisions of this ARTICLE IX shall constitute the exclusive remedy of the Buyer Group Members and Seller Group Members with respect to matters covered by Sections 9.1 and 9.2; provided that the Buyer shall be entitled to seek temporary restraining orders, temporary or permanent injunctions, and other equitable relief with respect to any violations or attempted violations of Section 8.2, and any party to this Agreement shall be entitled to seek any such equitable relief with respect to any violations or attempted violations of Section 10.2; provided, further, that Buyer shall have the right to setoff and apply any amount owed to any Seller under this Agreement, including, but not limited to, the Earn-Out Amount pursuant to Section 3.5 of this Agreement, against any amount of indemnification that Buyer is entitled to be paid pursuant to this Agreement.
ARTICLE X
GENERAL PROVISIONS
          10.1. Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in ARTICLE IX, the representations and warranties contained in ARTICLES V, VI and VII shall terminate on the second (2nd) anniversary of the Closing Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in ARTICLE V, VI or VII or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this Section.

          10.2. Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents. Such documents, materials and information shall not be communicated to any third Person (other than in the case of Buyer or Parent, to their respective counsel, accountants, financial advisors or lenders, and in the case of Seller, to its counsel, accountants or financial advisors). After the date hereof, Buyer or Parent may use or disclose any confidential information included in the Purchased Assets or otherwise reasonably related to the Business or the Purchased Assets. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial or other legal process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.
          10.3. No Public Announcement. Neither Buyer nor Parent, on the one hand, nor Seller, on the other hand, shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange (including the NASDAQ Global Market), in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.
          10.4. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by overnight courier service addressed as follows:
If to Buyer or Parent, to:
Churchill Downs Incorporated
700 Central Avenue
Louisville, Kentucky 40208
Attention: Bill Carstanjen
and
Churchill Downs Incorporated
700 Central Avenue
Louisville, Kentucky 40208
Attention: General Counsel

with a copy to:
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Brian J. Fahrney and Matthew G. McQueen
If to Seller, to:
AmericaTab, Ltd.
209 East State Street
Columbus, Ohio 43215
Attention: Charles J. Ruma
with a copy to:
Baker & Hostetler LLP
65 East State Street, Suite 2100
Columbus, Ohio 43215
Attention: Gary A. Wadman, Esq. and Harlan W. Robins, Esq.
If to the Seller Representative, to:
Charles J. Ruma
209 East State Street
Columbus, Ohio 43215
or to such other address as such party may indicate by a notice delivered to the other party hereto.
          10.5. Successors and Assigns.
          (a) The rights of either party under this Agreement shall not be assignable by such party hereto prior to the Closing without the written consent of the other, except that the rights of Buyer or Parent hereunder may be assigned prior to the Closing, without the consent of Seller, to any corporation or limited liability company all of the outstanding capital stock or membership interests of which are owned or controlled by Parent or to any general or limited partnership in which Parent or any such corporation or limited liability company is a general partner, provided that the assignee shall assume in writing all of Buyer’s obligations to Seller hereunder. Following the Closing, either party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.
          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include, in the case of Buyer or Parent, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 10.5 any right, remedy or claim under or by reason of this Agreement.
          10.6. Access to Records after Closing.
          (a) For a period of six (6) years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of Seller with respect to the Business transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 10.6. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.
          (b) For a period of six (6) years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business which Seller or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 10.6. If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.
          10.7. Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including the Confidentiality Agreement. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.
          10.8. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
          10.9. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
          10.10. Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.
          10.11. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller, Parent and Buyer. Delivery of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart of this Agreement.
          10.12. Enforcement of Agreement. In the event of an action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation or proceeding shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party on trial and appeal as adjudged by the court, and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys’ fees may be included as part of such judgment.
          10.13. Further Assurances. From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets (a) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its commercially reasonable efforts to secure to Buyer the benefits thereof in some other manner, or (b) which are otherwise not transferable or assignable, to use its commercially reasonable efforts jointly with Buyer to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of Seller thereunder). Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.
          10.14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

          10.15. Time is of the Essence. With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

CHURCHILL DOWNS INCORPORATED

By:	/s/ William C. Carstanjen

Name: William C. Carstanjen
Title: Executive Vice-President

CDTIC ACQUISITION, LLC

By:	/s/ William C. Carstanjen

Name: William C. Carstanjen
Title: Executive Vice-President

SELLER

AMERICATAB, LTD., an Ohio limited liability company

By: Heartland Jockey Club, Ltd., its Managing Member

By:	/s/ Charles J. Ruma

Name: Charles J. Ruma
Title: Manager

/s/ Charles J. Ruma

CHARLES J. RUMA

SELLER REPRESENTATIVE

By:	/s/ Charles J. Ruma

Charles J. Ruma

SELLER PARTIES

HEARTLAND JOCKEY CLUB, LTD., an Ohio limited liability company

By:	/s/ Charles J. Ruma

Name: Charles J. Ruma
Title: Manager

RIVER DOWNS INVESTMENT CO., LTD., a California limited liability company

By:	RIVER DOWNS MANAGEMENT CORP., a California corporation, as General Partner

	By:	/s/ Edward J. Hanessian

	Name:	Edward J. Hanessian

	Title:	President